                                 SCHEDULE 14A
===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              Polymer Group, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                    [LOGO]

                                   Notice of
                      2000 Annual Meeting of Stockholders
                                      and
                                Proxy Statement

[LOGO]
4838 Jenkins Avenue
North Charleston, South Carolina 29405

                                                                 April 21, 2000

Dear Stockholder:

  You are cordially invited to attend the 2000 Annual Meeting of Stockholders which will be held on Thursday, May 25, 2000, at 11:00 a.m., local time, at the Harbour Club, 35 Prioleau Street, Charleston, South Carolina 29401.

  The Notice of Meeting, Proxy Statement and Proxy are included with this letter. The matters listed in the Notice of Meeting are more fully described in the Proxy Statement.

  It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. Accordingly, please mark, sign and date the enclosed Proxy and return it promptly in the envelope provided. If you attend the Annual Meeting, you may, of course, withdraw your Proxy should you wish to vote in person.

                                          Sincerely,

                                          Jerry Zucker
                                          Chairman, President and Chief
                                          Executive Officer

                              Polymer Group, Inc.

                              4838 Jenkins Avenue
                    North Charleston, South Carolina 29405

                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS

  The 2000 annual meeting (the "Annual Meeting") of stockholders of Polymer Group, Inc. (the "Corporation" or the "Company") will be held on Thursday, May 25, 2000, at 11:00 a.m., local time, at the Harbour Club, 35 Prioleau Street, Charleston, South Carolina 29401, to consider and take action with respect to the following matters:

    (1) The election of two directors for three-year terms or until their successors are duly elected and qualified.

    (2) The ratification of the appointment of Ernst & Young LLP as independent auditors for the year ending December 30, 2000 (fiscal 2000).

    (3) The transaction of such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

  Holders of record of the Corporation's Common Stock at the close of business on April 5, 2000, are entitled to receive notice of and to vote on all matters presented at the Annual Meeting and at any adjournments or postponements thereof.

                                          By order of the Board of Directors

                                          /s/ James G. Boyd
                                          ------------------------------
                                          James G. Boyd
                                          Secretary

April 21, 2000

  Whether or not you plan to attend the Annual Meeting in person and regardless of the number of shares you own, please mark, sign and date the enclosed Proxy and mail it promptly in the envelope provided to ensure that your shares will be represented. You may nevertheless vote in person if you attend the Annual Meeting.

                              Polymer Group, Inc.

                              4838 Jenkins Avenue
                    North Charleston, South Carolina 29405

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        Annual Meeting of Stockholders
                                 May 25, 2000

                               ----------------

  This proxy statement (the "Proxy Statement") is being furnished to the holders of common stock, par value $0.01 per share (the "Common Stock"), of Polymer Group, Inc. (the "Corporation" or the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Corporation (the "Board of Directors" or "Board") for the 2000 annual meeting (the "Annual Meeting") of stockholders to be held on May 25, 2000 at the Harbour Club, 35 Prioleau Street, Charleston, South Carolina 29401, and at any adjournments or postponements thereof. Proxy Statements and proxies are being mailed to stockholders on or about April 21, 2000.

  When you sign and return the enclosed proxy, the shares represented thereby will be voted in accordance with the directions noted thereon. If no direction is indicated, the shares represented thereby will be voted FOR the slate of directors described herein, FOR the ratification of the appointment of Ernst & Young LLP as the Corporation's independent auditors for the year ending December 30, 2000 (fiscal 2000) and, as to any other business as may properly be brought before the Annual Meeting and any adjournments or postponements thereof, in accordance with the judgment of the person or persons voting on such matter or matters.

  Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so. In addition, you may revoke your proxy any time before it is voted by written notice to the Secretary of the Corporation prior to the Annual Meeting or by submission of a later-dated proxy.

  Each outstanding share of Common Stock entitles the holder thereof to one vote. Holders are not entitled to vote fractional shares. On April 5, 2000, the record date, there were 32,004,200 shares of Common Stock outstanding. The presence in person or by proxy of the holders of a majority of such shares of Common Stock shall constitute a quorum. Under Delaware law, abstentions are treated as present and entitled to vote and therefore are counted in determining the existence of a quorum and will have the effect of a vote against any matter requiring the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters (a "broker non-vote"), such shares will be considered present but not entitled to vote, and thus will be counted in determining the existence of a quorum but will not be counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved or whether a plurality of the vote of the shares present and entitled to vote has been cast.

                             ELECTION OF DIRECTORS

  The Board of Directors is currently comprised of seven directors divided into three classes. The term of each class expires in different years. One class consists of Jerry Zucker and Bruce V. Rauner, whose terms expire at the 2000 Annual Meeting. One class consists of James G. Boyd and Michael J. McGovern, whose terms expire at the 2001 Annual Meeting. One class consists of David A. Donnini, Duncan M. O'Brien, Jr. and L. Glenn Orr, Jr., whose terms expire at the 2002 Annual Meeting. Messrs. Zucker and Rauner have been nominated for re-election to the Board of Directors this year to serve for three-year terms or until their successors are duly elected and qualified. The Board of Directors expects all nominees named herein to be available for election. In case any nominee is not available, the proxy holders may vote for a substitute, unless the Board of Directors reduces the number of directors.

  Directors will be elected at the Annual Meeting by a plurality of the votes cast at the Annual Meeting by the holders of shares represented in person or by proxy. There is no right to cumulate voting as to any matter, including the election of directors.

  The following sets forth information as to each director and nominee for director as of April 5, 2000, including age, principal occupation and employment during the past five years, directorships in other publicly held companies, membership on committees of the Board of Directors and period of service as a director of the Corporation.

  The Board of Directors recommends a vote "FOR" the re-election of Messrs. Zucker and Rauner to the Board of Directors.

Nominees for Board of Directors

  Jerry Zucker, 50, has served as Chairman, President, Chief Executive Officer and a Director of the Corporation since its inception. In addition to his duties with the Corporation, Mr. Zucker presently serves as Chairman, President, Chief Executive Officer and a Director of The InterTech Group, Inc. ("InterTech"), one of the Corporation's principal stockholders, and has served in this capacity since 1983.

  Bruce V. Rauner, 44, has been a Director of the Corporation since its inception. Mr. Rauner has been a Principal of Golder, Thoma, Cressey, Rauner, Inc. ("Golder, Thoma") since 1984 and a Principal of GTCR Golder Rauner, L.L.C. ("Golder Rauner") since January 1998, where he is responsible for originating and making new investments, monitoring portfolio companies and recruiting and training associates. Mr. Rauner is also a Director of Province Healthcare Company, Lason, Inc., Coinmach Laundry Corporation, Metamor Worldwide Inc., AppNet, Inc., Esquire Communications Ltd, AnswerThink Consulting Group, Inc. and U.S. Aggregates, Inc.

Current Continuing Directors

  James G. Boyd, 55, has served as Executive Vice President, Chief Financial Officer, Treasurer, Secretary and a Director of the Corporation since its inception. In addition to his duties with the Corporation, Mr. Boyd presently serves as Executive Vice President, Treasurer, Secretary and Director of InterTech and has served in this capacity since 1986.

  David A. Donnini, 34, has served as a Director of the Corporation since its inception. Mr. Donnini has been a Principal of Golder, Thoma since 1993 and a Principal of Golder Rauner since January 1998. From 1991 to 1993, Mr. Donnini was an Associate with Golder, Thoma. Prior to joining Golder, Thoma in 1991, Mr. Donnini attended The Stanford Graduate School of Business. Mr. Donnini is also a director of Coinmach Laundry Corporation and U.S. Aggregates, Inc.

  Michael J. McGovern, 37, has been a director of the Corporation since May 1996. Mr. McGovern has served as a Managing Director in the Global Investment Banking Division of Chase Securities Inc. since April 1996. Prior thereto, Mr. McGovern was a Managing Director in the Global Corporate Finance division of The Chase Manhattan Bank, N.A. from January 1996 until April 1996. Mr. McGovern was a Vice President in Global Corporate Finance for The Chase Manhattan Bank, N.A. from December 1990 until January 1996.

  Duncan M. O'Brien, Jr., 40, has served as a Director of the Corporation since September 1998. Mr. O'Brien has been President of Crescendo Capital Partners, an investment banking firm, since August 1999. From June 1998 through August 1999, Mr. O'Brien served as Vice Chairman, Director of Investment Banking, of George K. Baum & Company, an investment banking firm. Prior thereto, from 1984 until April 1998, Mr. O'Brien was with Goldman, Sachs & Co., an investment banking firm, serving most recently as a Vice President.

  L. Glenn Orr, Jr., 59, has served as a Director of the Corporation since February 1997. Mr. Orr has been Chairman, President and Chief Executive Officer of Orr Management Company, a management consulting firm, since February 1995. Prior thereto, from October 1990 until February 1995, Mr. Orr was Chairman, President and Chief Executive Officer of Southern National Corporation, a bank holding company which merged with BB&T Corp. in 1995. Mr. Orr is also a director of BMC Fund, Ladd Furniture Company and Highwoods Properties.

Senior Officers (Other Than Those who are Directors and Listed Above)

  James L. Schaeffer, 49, Executive Vice President of the Corporation and President and Chief Operating Officer, Nonwovens since August 1999. Mr. Schaeffer served as Vice President and Chief Operating Officer, Nonwovens from February 1998 through August 1999. Mr. Schaeffer served as Group Vice President--Operations and General Manager (Americas), Nonwovens from March 1995 through February 1998. From 1992 until March 1995, Mr. Schaeffer served as Vice President--Operations/Engineering of FiberTech Group, Inc. ("FiberTech"), a wholly-owned subsidiary of the Corporation. Prior to joining FiberTech, Mr. Schaeffer served as General Manager for Scott Nonwovens at the Landisville facility from 1990 to 1992.

  S. Grant Reeves, 44, has served as Vice President and Chief Operating Officer, Oriented Polymers Division since February 1998. From February 1994 through February 1998, Mr. Reeves also served as a Vice President of the Corporation. Mr. Reeves joined InterTech in 1986, where he served as Controller of Reemay, Inc. ("Reemay"), a former InterTech affiliate, through December 1987. From January 1988 through June 1991, Mr. Reeves served as Vice President--Finance and Manufacturing for RM Engineered Products, Inc., a former InterTech affiliate. From June 1991 through January 1994, Mr. Reeves served as General Manager at Fabrene, Inc. ("Fabrene"), a wholly-owned subsidiary of the Corporation.

  Thomas E. Phillips, 50, has served as Senior Vice President--Nonwovens since August 1999. From February 1998 through August 1999, Mr. Phillips served as Group Vice President--Sales (Americas), Finance, Information Technology and Human Resources, Nonwovens. Mr. Phillips served as Group Vice President-- Finance, Systems and Administration, Nonwovens from March 1995 through February 1998. From 1993 until March 1995, Mr. Phillips served as General Manager and Vice President of FiberTech. Prior to joining FiberTech, Mr. Phillips served as a Vice President (1986-1992) and a Senior Vice President (1992-1993) of Reemay, where his responsibilities included financial, systems, human resources and administrative functions.

  Rolf J. Altdorf, 46, has served as Vice President--Europe, Nonwovens since July 1998. From March 1995 to July 1998, Mr. Altdorf served as Managing Director and Vice President--Marketing and Sales of Chicopee B.V., a subsidiary of the Corporation, in Cuijk, The Netherlands. From October 1985 to March 1995, Mr. Altdorf served in several different capacities in the research and development, marketing and European projects departments of Johnson & Johnson in Dusseldorf, Germany and Cuijk, The Netherlands.

  Richard L. Ferencz, 55, has served as Group Vice President--Advanced Technology and Engineering, Nonwovens since February 1998. From March 1996 to February 1998, Mr. Ferencz served as Vice President--Advanced Technology and Engineering of the Company. From 1992 to 1996 Mr. Ferencz served as Vice President of Engineering of the Company. Prior to joining the Company, Mr. Ferencz served as Director of Systems of Reemay (1986-1992).

  Peter C. Bourgeois, 56, has served as Group Vice President and General Manager--Fabrene and DIFCO Performance Fabrics, Inc., a wholly-owned subsidiary of the Corporation, since February 1998. Mr. Bourgeois served as Vice President, Wovens from 1993 through February 1998. Mr. Bourgeois served as Vice President--Marketing and Sales for Fabrene from June 1989 until 1993.

  There are no family relationships among the foregoing persons.

Board and Committee Meetings

  The Board of Directors held four meetings (exclusive of committee meetings) during the preceding fiscal year. The Board of Directors has established the following committees, the functions and current members of which are noted below. Each current director attended 75% or more of the number of meetings held during the preceding fiscal year by the Board of Directors and any committees on which such director served.

  Compensation Committee. The Compensation Committee of the Board of Directors consists of Messrs. Donnini, Orr, Rauner, O'Brien and McGovern. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding salaries, compensation and benefits of executive officers and key employees of the Corporation. The Compensation Committee held two meetings in person and one telephonic meeting during the preceding fiscal year.

  Stock Option Committee. The 1996 Key Employee Stock Option Plan Committee (the "Stock Option Committee") of the Board of Directors consists of Messrs. Donnini and Rauner. The Stock Option Committee is empowered to grant options to purchase Common Stock of the Corporation. The Stock Option Committee met one time during the preceding fiscal year.

  Audit Committee. The Audit Committee of the Board of Directors consists of Messrs. Donnini, McGovern, O'Brien and Rauner. The Audit Committee, among other duties, reviews the internal and external financial reporting of the Corporation, reviews the scope of the independent audit and considers comments by the auditors regarding internal controls and accounting procedures and management's response to those comments. The Audit Committee held one meeting in person and one telephonic meeting during the preceding fiscal year.

  The Corporation does not have a nominating committee.

Compensation of Directors

  Management directors are not entitled to receive any fees for their service on the Board of Directors. Non-management directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings. In addition, all non-management directors received $2,500 per meeting attended for service on the Board of Directors during 1999 and $500 for any committee meetings attended during 1999.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's officers, directors and persons who beneficially own more than ten percent of a registered class of the Corporation's equity securities to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater-than-ten percent beneficial owners are also required to furnish the Corporation with copies of all Section 16(a) forms they file.

  Based solely upon a review of the copies of such forms furnished to the Corporation, or written representations that no Form 5 filings were required, the Corporation believes that during the period from January 3, 1999 through January 1, 2000 all Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten percent beneficial owners were complied with, except Mr. Zucker inadvertently filed a Form 4 reporting four purchase transactions in December 1998 fifteen days after the required filing date in January 1999.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors, upon recommendation by the Audit Committee, has appointed Ernst & Young LLP as independent auditors to examine the financial statements of the Corporation for fiscal 2000 and to perform other appropriate accounting services.

  A proposal will be presented at the Annual Meeting to ratify the appointment of Ernst & Young LLP as the Corporation's independent auditors. One or more members of that firm are expected to be present at the Annual Meeting to respond to questions and to make a statement if they desire to do so. If the stockholders do not ratify this appointment by the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting, other independent auditors will be considered by the Board of Directors upon recommendation by the Audit Committee.

  The Board of Directors recommends a vote "FOR" ratification of the appointment of Ernst & Young LLP as the Corporation's independent auditors.

                                OTHER BUSINESS

  At the date of this Proxy Statement, the Corporation has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should come before the Annual Meeting, the proxies will be voted in the discretion of the proxy holders.

                              SECURITY OWNERSHIP

  The following information with respect to the outstanding shares of Common Stock beneficially owned by each director and nominee for director of the Corporation, the chief executive officer and the five other most highly compensated executive officers, all beneficial owners of more than five percent of the Common Stock known to the Corporation and the directors and executive officers as a group is furnished as of April 5, 2000, except as otherwise indicated.

                                                              Common Stock
                                                          ---------------------
                                                          Number of  Percent of
Name                                                      Shares(1)   Class(2)
----                                                      ---------- ----------
Jerry Zucker(3)(4)(5)....................................  7,218,427    22.5%
James G. Boyd(4)(5)(6)...................................  4,384,979    13.7
The InterTech Group, Inc.(5)(7)..........................  3,861,208    12.1
Golder, Thoma, Cressey Fund III Limited
 Partnership(4)(5)(8)....................................  7,109,096    22.2
Bruce V. Rauner(8).......................................  7,109,096    22.2
David A. Donnini.........................................     30,000       *
Michael J. McGovern......................................          0       *
Duncan M. O'Brien, Jr.(9)................................     10,000       *
L. Glenn Orr, Jr.(10)....................................      1,700       *
James L. Schaeffer(11)...................................     40,944       *
S. Grant Reeves(12)......................................     23,444       *
Thomas E. Phillips(13)...................................     36,444       *
Rolf J. Altdorf(14)......................................      6,000       *
Leeway & Co.(5)(15)......................................    795,838     2.5
FMR Corp. (16)...........................................  4,159,870    13.0
First Pacific Advisors, Inc.(17).........................  2,251,200     7.0
Dimensional Fund Advisors (18)...........................  2,042,000     6.4
All directors and executive officers as a group (13 per-
 sons)(19)............................................... 15,016,070    46.5

--------
 (1) Each holder has sole voting and investment power with respect to the shares listed unless otherwise indicated. The number of shares includes shares of Common Stock subject to options exercisable within 60 days of April 5, 2000.
 (2) Percentages less than one percent are denoted by an asterisk. Shares subject to options exercisable within 60 days of April 5, 2000 are considered outstanding for the purpose of determining the percentage of the class held by the holder of such options, but not for the purpose of computing the percentage held by others.
 (3) Includes 3,228,679 shares held by Mr. Zucker, 4,080 held by Mr. Zucker's wife, 4,460 held in trust for Mr. Zucker's children, 3,599,557 shares held by InterTech, 261,651 shares held by FTG, Inc. ("FTG") and 120,000 shares subject to options. Mr. Zucker is Chairman, Chief Executive Officer and President of InterTech and FTG, and as a result may be deemed to have voting and dispositive power over the shares held by InterTech and FTG.
 (4) Each of these Stockholders has entered into an agreement pursuant to which, upon the occurrence of certain events, Messrs. Zucker and Boyd and Chase Manhattan Investment Holdings, Inc. ("CMIHI") would acquire additional shares of Common Stock from Golder, Thoma, Cressey Fund III Limited Partnership ("GTC Fund III"), which would result in an increase in the ownership of Common Stock by Messrs. Zucker and Boyd and CMIHI and a corresponding decrease in the ownership of Common Stock by GTC Fund III.
 (5) Each of these parties has entered into an agreement providing for the election of directors. Each such party disclaims beneficial ownership of shares of Common Stock owned by the other parties.
 (6) Includes 478,771 shares held by Mr. Boyd, 3,599,557 shares held by InterTech, 261,651 shares held by FTG and 45,000 shares subject to options. Mr. Boyd is Executive Vice President, Secretary and Treasurer of InterTech and FTG.
 (7) Includes 3,599,557 shares held by InterTech and 261,651 shares held by FTG. The address of InterTech is 4838 Jenkins Avenue, North Charleston, SC 29405.
 (8) All of the reported shares are held by GTC Fund III, of which Golder, Thoma, Cressey & Rauner, L.P. is the general partner. Mr. Rauner is a general partner of Golder, Thoma, Cressey & Rauner, L.P., but disclaims beneficial ownership of such shares. The address of GTC Fund III is c/o Golder, Thoma, Cressey, Rauner, Inc., 6100 Sears Tower, Chicago, IL 60606-6402.
 (9) Includes 10,000 shares held in an individual retirement account of Mr. O'Brien.
(10) Includes 1,200 shares held by Mr. Orr and 500 shares held by Mr. Orr's daughter. Mr. Orr disclaims beneficial ownership of the shares held by his daughter.
(11) Includes 6,500 shares held by Mr. Schaeffer and 34,444 shares subject to options.
(12) Includes 4,000 shares held by Mr. Reeves and 19,444 shares subject to options.
(13) Includes 2,000 shares held by Mr. Phillips and 34,444 shares subject to options.
(14) Includes 6,000 shares subject to options.
(15) The address of Leeway & Co. is c/o State Street Bank and Trust Co., Master Trust Division--Q4W, P.O. Box 1992, Boston, MA 02110.
(16) FMR Corp. ("FMR") reported as of December 31, 1999 sole voting power over 703,700 shares and sole dispositive power over 3,800,300 shares. Fidelity International Limited ("FIL") reported as of December 31, 1999 sole voting and dispositive power over 359,570 shares. The information set forth herein is based solely on Schedule 13Gs filed by such entities for the year ended December 31, 1999. The address of FMR, as so reported, was 82 Devonshire Street, Boston, MA 02109 and the address of FIL, as so reported, was Pembroke Hall, 42 Crowlane, Hamilton, Bermuda.
(17) First Pacific Advisors, Inc. reported as of December 31, 1999, shared voting power over 76,200 shares and shared dispositive power over 2,251,000 shares. FPA Paramount Fund, Inc. reported as of December 31, 1999 sole voting power over 2,110,000 shares and shared dispositive power over 2,110,000 shares. The information set forth herein is based solely on Schedule 13Gs filed by such entities for the year ended

    December 31, 1999. The address for such entities, as so reported, was 11400 West Olympic Boulevard, Suite 1200, Los Angeles, CA 90064.
(18) Dimensional Fund Advisors ("Dimensional") reported as of December 31, 1999 sole voting and dispositive power over 2,042,400 shares. The information set forth herein is based solely on a Schedule 13G filed by Dimensional for the year ended December 31, 1999. The address of Dimensional, as so reported, was 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.
(19) Includes shares held by GTC Fund III, InterTech and FTG.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following summary compensation table specifies the components of the compensation packages of the Corporation's chief executive officer and five other most highly compensated executive officers (the "Named Executives") for the years ended January 1, 2000, January 2, 1999 and January 3, 1998. The Corporation does not maintain any long-term compensation plans.

                                                        Long Term
                                Annual Compensation    Compensation
                                ------------------- ------------------
                                                     Stock  Restricted  All Other
        Name and         Fiscal  Salary             Options   Stock    Compensation
   Principal Position     Year    ($)    Bonus ($)    (#)   Awards ($)    ($)(1)
   ------------------    ------  ------  ---------- ------- ---------- ------------
Jerry Zucker ...........  1999  $924,776 $1,530,000 100,000    --        $19,015
  Chairman, President     1998   932,469  1,020,000     --     --
  and Chief                                                               18,090
  Executive Officer       1997   801,313    800,000 200,000    --         25,523
James G. Boyd...........  1999   540,884  1,012,500  75,000    --         20,800
  Executive Vice
   President, Chief       1998   544,731    675,000     --     --         20,800
  Financial Officer,      1997   460,780    500,000  75,000    --         24,872
  Treasurer and
  Secretary
James L. Schaeffer......  1999   283,605    245,000  37,000    --         17,983
  Executive Vice          1998   202,840    170,000     --     --         13,684
  President, President
  and Chief Operating     1997   160,581    115,000  50,000    --         10,775
  Officer,
  Nonwovens Division
S. Grant Reeves.........  1999   160,750    102,000  15,000    --         12,014
  Vice President and      1998   152,952     95,000     --     --         11,660
  Chief Operating
  Officer, Oriented       1997   144,744     70,000  25,000    --         13,554
  Polymer Division
Thomas E. Phillips......  1999   188,322    195,000  30,000    --         13,433
  Senior Vice President,  1998   172,540    140,000     --     --         12,446
  Nonwovens Division      1997   160,581    115,000  50,000    --          9,950
Rolf J. Altdorf.........  1999   159,378    162,675  12,000    --         39,614
  Vice President--        1998   138,508    134,585     --     --         16,011
  Europe, Nonwovens
  Division                1997   131,115     99,909   7,000    --         13,867

--------
(1) The following table identifies and quantifies the amount of All Other Compensation for each Named Executive.

                                   Money
                                  Purchase    401(k)       401(h)
                           Fiscal Pension  Corporation  Corporation  Retirement
     Name                   Year    Plan   Contribution Contribution  Annuity
     ----                  ------ -------- ------------ ------------ ----------
Jerry Zucker..............  1999  $13,600     $3,015       $2,400      $  --
                            1998   13,600      2,090        2,400         --
                            1997   19,625      1,941        3,957         --
James G. Boyd.............  1999   13,600      4,800        2,400         --
                            1998   13,600      4,800        2,400         --
                            1997   17,875      4,624        2,373         --
James L. Schaeffer........  1999   10,305      6,266        1,412         --
                            1998    7,655      5,124          905         --
                            1997    6,050      4,725          --          --
S. Grant Reeves...........  1999    7,292      3,000        1,722         --
                            1998    6,937      3,000        1,723         --
                            1997    6,549      5,260        1,745         --
Thomas E. Phillips........  1999    7,255      5,514          664         --
                            1998    6,640      5,205          601         --
                            1997    6,050      3,900          --          --
Rolf J. Altdorf...........  1999      --         --           --       39,614
                            1998      --         --           --       16,011
                            1997      --         --           --       13,867

  The amounts included under the column entitled "Money Purchase Pension Plan" are amounts paid by the Corporation into a trust fund which provides retirement benefits and, under certain circumstances, death or disability benefits or benefits upon termination of employment.

  The following tables disclose, for the Named Executives, information regarding stock options granted or exercised during, or held at the end of, 1999.

Option Grant Table

                       Option Grants in Last Fiscal Year

                                                                  Potential Realizable Value
                                  % of Total                        at Assumed Annual Rates
                                   Options                        of Stock Price Appreciation
                         Options  Granted to  Exercise                  for Option Term
                         Granted Employees in  Price   Expiration ---------------------------
Name                       (#)   Fiscal Year   ($/Sh)   Date (2)    5%($)(1)     10%($)(1)
----                     ------- ------------ -------- ---------- ---------------------------
Jerry Zucker............ 100,000     15.7%     $12.00   8/11/09   $    754,674 $    1,912,491
James G. Boyd...........  75,000     11.8       12.00   8/11/09        566,005      1,434,368
James L. Schaeffer......  37,000      5.8       12.00   8/11/09        279,229        707,622
S. Grant Reeves.........  15,000      2.4       12.00   8/11/09        113,201        286,874
Thomas E. Phillips......  30,000      4.7       12.00   8/11/09        226,402        573,747
Rolf J. Altdorf.........  12,000      1.9       12.00   8/11/09         90,561        229,499

--------
(1) Amounts reflect certain assumed rates of appreciation set forth in the SEC's executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of the Common Stock and overall stock market conditions. No assurance can be made that the amounts reflected in these columns will be achieved.

(2) The options granted during 1999 vest equally in 20% increments over 5 years and expire 10 years from the date of grant.

Option Exercises and Year-End Option Value Table

  Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

                                                                                    Value of Unexercised
                                                          Number of Unexercised     In-the-Money Options
                             Shares                       Options at FY-End (#)         at FY-End (2)
                            Acquired         Value      ------------------------- -------------------------
Name                     on Exercise(1) Realized ($)(1) Unexercisable Exercisable Unexercisable Exercisable
----                     -------------- --------------- ------------- ----------- ------------- -----------
Jerry Zucker............      --              --           180,000      120,000     $945,000     $480,000
James G. Boyd...........      --              --           105,000       45,000      588,750      180,000
James L. Schaeffer......      --              --            59,222       33,333      311,806      120,833
S. Grant Reeves.........      --              --            27,222       18,333      134,306       60,833
Thomas E. Phillips......      --              --            52,222       33,333      268,056      120,833
Rolf J. Altdorf.........      --              --            16,000        6,000       86,500       17,250

--------
(1) None of the options granted to the Named Executives has been exercised.
(2) Based on the difference between the option exercise price and the $18.25 closing price of the Corporation's Common Stock on the New York Stock Exchange on December 31, 1999.

The 1996 Key Employee Stock Option Plan

  In March 1996, the Board of Directors of the Corporation approved the 1996 Key Employee Stock Option Plan (the "Key Employee Plan" or "Plan"). The Key Employee Plan was approved by the stockholders of the Corporation in April 1996. The Key Employee Plan is administered by the Stock Option Committee. Any person who is a full-time, salaried employee of the Corporation is eligible to participate in the Plan (a "Participant"). Approximately 1,300 persons are currently eligible to participate in the Key Employee Plan. The Stock Option Committee selects the Participants and determines the terms and conditions of the options. In April 1996, the Board of Directors approved the Plan providing for up to 1,500,000 shares to be issued thereunder, subject to certain adjustments reflecting changes in the Corporation's capitalization. On April 5, 2000, the market value of the Common Stock underlying the 1,500,000 options was $18,375,000. The description of the Key Employee Plan set forth herein is qualified in its entirety by reference to the complete text of such Plan, which is filed as an Exhibit to the Corporation's Registration Statement on Form S-1 (Reg. No. 333-2424), and incorporated herein by reference.

  Options granted under the Key Employee Plan may be either incentive stock options ("ISOs") or such other forms of nonqualified stock options ("NQOs") as the Compensation Committee may determine. ISOs are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"). The exercise price of the options will be at least 100% of the fair market value of a share of Common Stock on the date of grant, except that the exercise price of an ISO granted to an individual who directly (or by attribution under Section 424(d) of the Code) owns shares possessing more than 10% of the total combined voting power of all classes of stock of the Corporation will be at least 110% of the fair market value of a share of Common Stock on the date of grant.

  Options granted under the Key Employee Plan may be subject to time vesting and certain other restrictions at the Stock Option Committee's sole discretion. Subject to certain exceptions and unless otherwise provided in the option agreement, the right to exercise an option generally terminates at the earlier of (i) the first date on which the initial grantee of such option is not employed by either the Corporation or any subsidiary for any reason other than termination without cause, death or permanent disability or (ii) the expiration date of the option. If the holder of an option dies or suffers a permanent disability while still employed by the Corporation or any subsidiary, the right to exercise all unexpired installments of such option shall be accelerated and shall accrue as of the date of such death or the later of the date of such permanent disability or the discovery of such permanent disability, and such option shall be exercisable, subject to certain exceptions, for 90 days after such date. If the holder of an option is terminated without cause, to the extent the option has vested, such option shall be exercisable for 30 days after such date.

  The Board of Directors has the power and authority to amend the Plan at any time without approval of the Corporation's stockholders; provided, that the Board of Directors shall not amend the Plan to cause any outstanding ISOs to no longer qualify as ISOs or materially increase the benefits or number of shares under the Plan or modify the eligibility requirements without the affirmative approval of the Corporation's stockholders. In addition, the Board of Directors shall not amend the Plan to materially and adversely affect the rights of an option holder under such option without the consent of such option holder.

  Supplemental cash payments may also be made in conjunction with options granted under the Key Employee Plan.

Employment and Management Agreements

  Pursuant to management agreements originally entered into in October 1992 (the "PGI Polymer Management Agreements"), Messrs. Zucker and Boyd (collectively, the "Executives") have agreed to serve as President and Chief Executive Officer, and Executive Vice President, Secretary and Treasurer, respectively, of the Corporation's subsidiaries, PGI Polymer, Inc. ("PGI Polymer") and FiberTech Group, Inc. ("FiberTech"). Pursuant to management agreements entered into in March 1995 (the "Chicopee Management Agreements" and, together with the PGI Polymer Management Agreements, the "Management Agreements"), the Executives have agreed to serve in the same capacities for the Corporation's subsidiary, Chicopee, Inc. ("Chicopee"). The Management Agreements provide that the Executives' employment thereunder will continue until the Executive's resignation, permanent disability, death or termination by PGI Polymer's or Chicopee's Board of Directors, as the case may be.

  The PGI Polymer Management Agreements provide for an annual base salary of $250,000 to be paid to Mr. Zucker and an annual base salary of $150,000 to be paid to Mr. Boyd, while the Chicopee Management Agreements provide for an annual base salary of $400,000 to be paid to Mr. Zucker and an annual base of

$200,000 to be paid to Mr. Boyd, all of which amounts may be increased as determined in good faith by the Board of Directors. The Management Agreements also provide for a bonus to be paid at the end of each fiscal year to each of the Executives in an amount determined by the Board of Directors, but not to exceed such Executive's base salary.

  The Management Agreements provide that upon the termination of either Executive's employment, such Executive is entitled to receive severance payments equal to either one-half (in the case of death, disability, resignation without good reason or termination for cause) or three times (in all other cases) his annual salary.

  The Corporation has not entered into written employment contracts with any of its other executive officers.

Termination Benefits

  In 1998, the Corporation entered into Change in Control Severance Compensation Agreements (the "Agreements"), with Messrs. Zucker and Boyd. The Agreements were a result of a determination by the Board of Directors that it was important and in the best interests of the Corporation and its shareholders to ensure that, in the event of a possible change in control of the Corporation, the stability and continuity of management would continue unimpaired, free of the distractions incident to any such change in control.


  For purposes of the Agreements, a "change in control" occurs when (i) any person or group of persons acting jointly and in concert acquire 35% or more of the Corporation's voting securities, (ii) any person, or group of persons acting jointly and in concert, owning 5% or greater of the voting power of the Corporation's Common Stock nominates individuals for election to the Board (who have not been approved by the incumbent board) who, if elected, would constitute a majority of the members on the Board who are not full-time employees of the Corporation, and a majority of such nominees are elected to the Board of Directors, or (iii) the Corporation ceases to control in fact, directly or indirectly, all or substantially all of the assets employed in carrying on the business of the Corporation.

  Benefits are payable under the Agreements only if a change in control has occurred and thereafter the officer's employment is terminated involuntarily without cause or voluntarily by the officer for reasons such as demotion, relocation, loss of benefits or other changes. The principal benefit to be provided to officers under the Agreements is a payment equal to 2.99 times the sum of (i) base salary, (ii) the cash value of the non-cash benefit plans and
(iii) the average of the annual bonus received in the prior two years.

  The Agreements are not employment agreements, and do not impair the right of the Corporation to terminate the employment of the officer with or without cause prior to a change in control or absent a potential or pending change in control, or the right of the officer to voluntarily terminate his employment.

Compensation Committee Interlocks and Insider Participation

  The members of the Corporation's Compensation Committee are Messrs. Donnini, Orr, Rauner, O'Brien, and McGovern. Mr. Rauner, a director of the Corporation, is also a general partner of Golder, Thoma, Cressey & Rauner, L.P. Golder, Thoma, Cressey & Rauner, L.P. is the general partner of GTC Fund III, which owns 22.2% of the Corporation's Common Stock.

Compensation Committee Report on Executive Compensation

  The Compensation Committee of the Board of Directors (the "Committee") is pleased to present its report on executive compensation. The Committee reviews and makes recommendations to the Board of Directors regarding salaries, compensation and benefits of executive officers and key employees of the Corporation. This Committee report documents the components of the Corporation's executive officer compensation programs and describes the bases upon which compensation will be determined by the Committee with respect to the executive officers of the Corporation, including the Named Executives.

  This Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

  Compensation Philosophy. The compensation philosophy of the Corporation is to endeavor to directly link executive compensation to continuous improvements in corporate performance and increases in shareholder value. The Committee has adopted the following objectives as guidelines for compensation decisions.

  . Display a willingness to pay levels of compensation that are necessary to attract and retain highly qualified executives.

  . Be willing to compensate executive officers in recognition of superior individual performance, new responsibilities or new positions within the Corporation.

  . Take into account historical levels of executive compensation and the overall competitiveness of the market for high quality executive talent.

  . Implement a balance between short-term and long-term compensation to complement the Corporation's annual and long-term business objectives and strategy and to encourage executive performance in furtherance of the fulfillment of those objectives.

  . Provide variable compensation opportunities based on the performance of the Corporation, encourage stock ownership by executives and align executive remuneration with the interests of stockholders.

  Compensation Program Components. The Committee regularly reviews the Corporation's compensation program to ensure that pay levels and incentive opportunities are competitive with the market and reflect the performance of the Corporation. The particular elements of the compensation program for executive officers are further explained below.

  Base Salary. The Corporation's base pay levels are largely determined by evaluating the responsibilities of the position held and the experience of the individual and by comparing the salary scale with companies of similar size and complexity. Actual base salaries are kept within a competitive salary range for each position that is established through job evaluation and market comparisons and approved by the Committee as reasonable and necessary. Mr. Zucker's and Mr. Boyd's minimum base salaries are $650,000 and $350,000 per year, respectively, pursuant to the Management Agreements, which is comparable to salaries paid for executives holding positions with comparable responsibilities. The Management Agreements provide that the Compensation Committee may increase the base salaries for each year at its discretion.

  Annual Incentives. The Management Agreements provide that Messrs. Zucker and Boyd may also receive an annual bonus, determined by the Board of Directors, of up to their base salaries. In 1999, Mr. Zucker's and Mr. Boyd's annual bonuses were $1,530,000 and $1,012,500 respectively. Although the Management Agreements provide that the annual bonus paid shall not exceed the Executive's base salary, Messrs. Zucker and Boyd were each paid a bonus in excess of his base salary for fiscal 1999 ($1,530,000 versus annual base salary of $924,776 for Mr. Zucker and $1,012,500 versus annual base salary of $540,884 for Mr.
Boyd) in light of their roles in the origination and execution of the strategic transactions consummated during the year.

  Stock Option Program. The Committee strongly believes that by providing those persons who have substantial responsibility over the management and growth of the Corporation with an opportunity to increase their ownership of the Corporation's stock, the interests of stockholders and executives will be closely aligned. Therefore, the Corporation's key employees (including the Named Executives) are eligible to receive either incentive stock options or nonqualified stock options as the Stock Option Committee may determine from time to time, giving them the right to purchase shares of the Corporation's Common Stock at an exercise price equal to 100% of the fair market value of such Common Stock at the date of grant (or such greater amount as the Stock Option Committee may determine). The number of stock options granted to executive officers is based on competitive practices.

  Certain Tax Considerations. Section 162(m) of the Code generally limits the corporate tax deduction for compensation paid to the Named Executives to $1,000,000 in any given taxable year, unless certain requirements are met. The Compensation Committee has carefully considered the impact of this tax code provision. The Committee currently believes that it has structured the compensation plans for the Named Executives as necessary in order to maximize the Corporation's corporate tax deduction without limiting the Corporation's ability to attract and retain qualified executives.

  Summary. After its review of all existing programs, the Committee continues to believe that the total compensation program for executives of the Corporation is focused on increasing values for stockholders and enhancing corporate performance. The Committee currently believes that the compensation of executive officers is properly tied to stock appreciation through their significant ownership interests in the Corporation. The Committee believes that executive compensation levels at the Corporation are competitive with the compensation programs provided by other corporations with which the Corporation competes. The foregoing report has been approved by all members of the Committee.

                                          COMPENSATION COMMITTEE

                                          David A. Donnini

                                          L. Glenn Orr, Jr.

                                          Bruce V. Rauner

                                          Duncan M. O'Brien

                                          Michael J. McGovern

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Investment Banking Services and Relationship to Credit Facility

  Chase Securities Inc. and its affiliates perform various investment banking and commercial banking services on a regular basis for the Corporation and its affiliates. Mr. McGovern is a Managing Director in the Global Investment Banking Division of Chase Securities Inc. Chase Securities Inc. is an affiliate of The Chase Manhattan Bank, which is agent bank and a lender to the Corporation under the Corporation's credit facility. This credit facility provides for aggregate borrowings of up to $500.0 million in term and revolving commitments.

Right of First Refusal, Registration Agreement and Voting Agreement

  In June 1994, Messrs. Zucker and Boyd entered into an agreement with the Corporation pursuant to which Messrs. Zucker and Boyd granted to the Corporation the prior right to acquire any business identified by either of them (while employed by the Corporation), or their affiliates, engaged in, or planning to engage in, the manufacture and marketing of nonwoven and woven polyolefin fabrics for industrial and consumer applications or any other business then engaged in by the Corporation. To the extent the Corporation does not elect to pursue any such acquisition, Messrs. Zucker and Boyd are free to acquire such business.

  In June 1995, the Corporation and certain of the stockholders entered into an Amended and Restated Registration Agreement, pursuant to which such stockholders have the right, in certain circumstances and subject to certain conditions, to require the Corporation to register shares of the Corporation's Common Stock held by them under the Securities Act of 1933. Under the Registration Agreement, except in certain limited circumstances, the Corporation is obligated to pay all expenses in connection with such registration.

  In May 1996, certain of the Corporation's stockholders entered into an agreement (the "Voting Agreement") providing, among other things, for the nomination and voting for up to six directors of the Corporation by such stockholders. As of April 5, 2000, such stockholders beneficially owned approximately 48.6% of the outstanding Common Stock of the Corporation. Under the Voting Agreement, each of the stockholders party thereto has agreed to vote its shares in favor of the Corporation's Chief Executive Officer and Executive Vice President, two nominees designated by GTC Fund III and two outside directors to be jointly designated by GTC Fund III and InterTech. Each director nominated by parties to the Voting Agreement may be removed only at the request of the party who nominated such director. The Voting Agreement terminates at such time as (a) GTC Fund III and its affiliates cease to own at least 10% of the Common Stock and (b) InterTech and its affiliates cease to own 10% of the Common Stock. The stockholders who are parties to the Voting Agreement hold, in the aggregate, a substantial amount of the voting power of the Corporation and thus, if acting in unison or in various combinations, could likely be able to elect a majority of the directors of the Corporation even if the Voting Agreement were not in place.

Other Transactions

  The Corporation's corporate headquarters are housed in space leased by InterTech from an affiliate of InterTech. A portion of the payments and other expenses, primarily insurance and allocated costs, are charged to the Corporation. Such amounts approximated $2.7 million during 1999.

  On September 1, 1993, ConX, Inc. ("ConX"), a subsidiary of InterTech, acquired a manufacturing facility in Vineland, New Jersey for the benefit of Technetics Group, Inc. ("Technetics"), a wholly owned subsidiary of FiberTech, and entered into a lease of the facility to Technetics at a base rate of $2.50 per square foot, subject to adjustment to account for inflation, which is comparable to similar properties in the area. During 1999, the Corporation paid ConX approximately $200,000 for use of the facility. The lease terminates on August 31, 2003 and is subject to a purchase option at termination. The leased facility consists of 83,500 square feet of manufacturing space and was acquired by ConX for $1,250,000.

                               PERFORMANCE GRAPH

  The following graph compares the Corporation's cumulative total stockholder return since the Common Stock became publicly traded on May 9, 1996 with the Russell 2000 Index and with selected companies that the Corporation believes are similar to the Corporation (the "Peer Group"). The Corporation's Peer Group is comprised of the following companies: Dexter Corporation, Intertape Polymer Group, Inc., Lydall Corporation, Millipore Corporation and Pall Corporation. The Company's Peer Group in its 1999 proxy statement included Synthetic Industries, Inc. and not Intertape Polymer Group, Inc. The Company replaced Synthetic Industries, Inc. with Intertape Polymer Group, Inc. in the Peer Group because Synthetic Industries, Inc. was acquired during 1999.

                          Comparison of Total Return*
          Polymer Group, Inc., Russell 2000 Index and the Peer Group

                       [Performance Chart appears here]
Measurement Period           POLYMER        PEER         RUSSELL
(Fiscal Year Covered)        GROUP INC.     GROUP        2000 INDEX
-------------------          ----------     ---------    ----------
Measurement Pt-
 5/9/96                      $100           $100         $100
FYE 12/31/96                 $ 77.11        $100.68      $105.21
FYE 12/31/97                 $ 52.78        $ 91.4       $128.72
FYE 12/31/98                 $ 55.22        $ 92.95      $125.11
FYE 12/31/99                 $101.39        $ 98.18      $149.62

--------
*Total Return assumes reinvestment of dividends.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

  Proposals of stockholders intended to be presented at the annual meeting in 2001 must be received by the Secretary of the Corporation, at the address below, not later than December 8, 2000 to be considered for inclusion in the Corporation's 2001 proxy materials.

                            ADDITIONAL INFORMATION

  This solicitation is being made by the Corporation. All expenses of the Corporation in connection with this solicitation will be borne by the Corporation. In addition to the solicitation by mail, proxies may be solicited by directors, officers and other employees of the Corporation by telephone, telefax, in person or otherwise, without additional compensation. The Corporation will request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and the Corporation's transfer agent for their reasonable out-of-pocket expenses in forwarding such materials.

  The Corporation will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of the Corporation's Annual Report on Form 10-K for the fiscal year ended January 1, 2000, as filed with the Securities and Exchange Commission, including the financial statements and the schedule thereto. Requests for copies of such Annual Report on Form 10-K should be directed to Robert Johnston, Director of Investor Relations, at the address below. A list of shareholders entitled to vote on matters at the Annual Meeting will be available for inspection at the Corporation's headquarters beginning on May 15, 2000.

  Please complete the enclosed proxy and mail it in the enclosed postage-paid envelope as soon as possible.

                                          By order of the Board of Directors

                                          /s/  James G. Boyd
                                          James G. Boyd
                                          Secretary

Polymer Group, Inc.
4838 Jenkins Avenue
North Charleston, SC 29405
April 21, 2000

PROXY

                      Solicited by the Board of Directors
                              POLYMER GROUP, INC.
                              4838 Jenkins Avenue
                     North Charleston, South Carolina 29405

                      2000 Annual Meeting of Stockholders

  The undersigned hereby appoints Jerry Zucker and James G. Boyd, and each of them, proxies, with power of substitution and revocation, acting by a majority of those present and voting or if only one is present and voting then that one, to vote the stock of Polymer Group, Inc. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held May 25, 2000 and at any adjournment or postponements thereof, with all the powers the undersigned would possess if present, with respect to the following:

  1. Election of directors:      [_] FOR the nominees      [_] WITHHOLD
AUTHORITY

                    Jerry Zucker      Bruce V. Rauner

 To withhold authority for an individual nominee, draw a line through his name.

  2. Ratification of the appointment of Ernst & Young LLP as the Corporation's independent public accountants:

                   [_] FOR      [_] AGAINST      [_] ABSTAIN
  This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If signed and no direction is given for any item, this proxy will be voted for all nominees and for Item 2.

  Please return your executed form as soon as possible in the envelope provided to First
Union National Bank, Attention: Proxy
Tabulation, P.O. Box 217950, Charlotte, North
Carolina 28254-3555.

                                                 Please sign exactly as name
                                                 appears on this Proxy. Joint
                                                 owners should each sign.
                                                 Trustees, executors, etc.
                                                 should indicate the capacity
                                                 in which they are signing.

                                                 ------------------------------
                                                 Signature                Date

                                                 ------------------------------
                                                 Signature                Date